Exhibit 5.1
Thompson & Knight LLP

AUSTIN
DALLAS
ATTORNEYS AND COUNSELORS	FORT WORTH
HOUSTON
ONE ARTS PLAZA	NEW YORK
1722 ROUTH STREET • SUITE 1500	SAN ANTONIO
DALLAS, TEXAS 75201-2533
(214) 969-1700	ALGIERS
FAX (214) 969-1751	LONDON
www.tklaw.com	MEXICO CITY
MONTERREY
PARIS
RIO DE JANEIRO
VITÓRIA
February 27, 2009
Noble Energy, Inc.
100 Glenborough Drive, Suite 100,
Houston, Texas 77067-3610
Ladies and Gentlemen:
     Noble Energy, Inc., a Delaware corporation (“Noble”), has engaged us to render the opinions we express below in connection with its offering of $1,000,000,000 aggregate principal amount of notes due March 1, 2019 (the “Notes”), which it is offering under the registration statement on Form S-3ASR (Reg. No. 333-157406) it filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “1933 Act”), which relates to Noble’s offering and sale of various securities under the 1933 Act’s Rule 415. In this letter, “Registration Statement” means that registration statement, when it became effective under the 1933 Act.
     The Company will issue the Notes under an indenture to be dated February 27, 2009 between it and Wells Fargo Bank, National Association, as trustee, relating to senior debt securities of Noble (the “Indenture”), to be further supplemented by a supplemental indenture relating to the Notes to be dated February 27, 2009 (the “Supplemental Indenture”).
     For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:
•	the restated certificate of incorporation and by-laws, each as amended to date, of Noble;

•	the Registration Statement and its exhibits;

•	the prospectus the Registration Statement includes;

•	the prospectus supplement dated February 24, 2009 that Noble prepared and filed with the SEC on February 25, 2009 under the 1933 Act’s Rule 424(b)(5);

•	the Indenture;

•	the underwriting agreement dated February 24, 2009 among Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Barclays Capital Inc., Greenwich Capital Markets, Inc. and UBS Securities LLC, as representatives of the several underwriters named therein, relating to the offering and sale of the Notes (the “Underwriting Agreement”);

February 27, 2009

•	the resolutions of the board of directors of Noble (the “Board”) and a committee of the Board, which authorize the issuance of the Notes and approve the terms of the offering and sale of the Notes;

•	corporate records of Noble, including minute books it has furnished us; and

•	certificates of public officials and of representatives of Noble.
     In giving these opinions, we have relied on certificates of officers of Noble and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.
     On the basis of and subject to the foregoing, we are of the opinion that:
     1. Noble is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
     2. The Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Supplemental Indenture, and duly purchased and paid for in accordance with the provisions of the Underwriting Agreement, constitute legal, valid and binding obligations of Noble, enforceable against Noble in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law, and (c) any implied covenants of good faith and fair dealing.
     We limit the opinions we express above in all respects to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to Noble’s current report on Form 8-K reporting the offering of the Notes. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.

Very truly yours,
/s/ Thompson & Knight LLP